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                                    EXHIBIT 11


               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIRIES
                    COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                               Years ended
                                                              September 30,
                                                       --------------------------
                                                           2001          2000
                                                       ------------  ------------
Income before extraordinary item                       $   964,000   $ 2,912,000

Extraordinary item                                               -       283,000
                                                       ------------  ------------

Net income                                                 964,000     3,195,000

Deemed dividends on Series D and E preferred stock
  relating to in-the-money conversion terms             (  149,000)   (   57,000)
Accrued dividends on Series D and E preferred stock     (  135,000)   (  153,000)
Accretion on Series B and C preferred stock             (   18,000)   (   23,000)
                                                       ------------  ------------

Net income (loss) applicable to common shareholders    $   662,000   $ 2,962,000
                                                       ============  ============

Weighted average number of common shares outstanding     5,435,609     4,736,858

Common equivalent shares representing shares issuable
  issuable upon exercise of outstanding options and
  warrants and convertible stock                           193,466     3,121,114
                                                       ------------  ------------

                                                         5,629,075     7,857,972
                                                       ============  ============

Basic income (loss) per share applicable
  to common shareholders:
    Income (loss) from continuing operations           $(     0.07)* $      0.12*
    Income from discontinued operations                       0.19          0.45
    Extraordinary gain                                           -          0.06
                                                       ------------  ------------

Basic income per common share                          $      0.12   $      0.63
                                                       ============  ============

Diluted income (loss) per share applicable
  to common shareholders:
    Income (loss) from continuing operations           $(     0.07)* $      0.07*
    Income from discontinued operations                       0.19          0.27
    Extraordinary gain                                           -          0.04
                                                       ------------  ------------

Diluted income per common share                        $      0.12   $      0.38
                                                       ============  ============
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*    The calculation of income (loss) from continuing operations aplicable to common shareholders includes deemed dividends, accrued dividends and the accretion of dividends.


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